EXHIBIT 23.8

CONSENT OF LEHMAN BROTHERS EUROPE LIMITED

To:	The Board of Directors Terra Networks, S.A. Via dos Castillas 33, Atica, Ed. 1 28224 – Pozuelo de Alarcon (Madrid) Spain

Date: 11th April 2005

We hereby consent to the use of our opinion letter dated February 23, 2005 to the Board of Directors of Terra Networks, S.A. attached as Annex B-2 to the joint information statement/prospectus (the “Prospectus”) which forms a part of the Registration Statement on Form F-4 of Telefónica, S.A. filed by Telefónica, S.A. with the Securities and Exchange Commission relating to the proposed merger involving Terra Networks, S.A. and Telefónica, S.A. (the “Registration Statement”) and to the references to our firm under the caption “Part One – Summary – Opinions of Financial Advisors”, “Part Three – The Merger – Background of the Merger” and “Part Three – The Merger – Summary of Opinion of Lehman Brothers Europe Limited” in the Prospectus. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

LEHMAN BROTHERS EUROPE LIMITED

By	/s/ Juan Gich Roldan

Juan Gich Roldan
Head of IBD Spain & Portugal